===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          Renaissance Worldwide, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          Renaissance Worldwide, Inc.
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          RENAISSANCE WORLDWIDE, INC.
                                52 Second Avenue
                               Waltham, MA 02451

                                 April 2, 2001

To Our Stockholders:

   We cordially invite you to attend our 2001 Annual Meeting of Stockholders (the "Meeting"), which will be held on Thursday, May 3, 2001, at our headquarters, 52 Second Avenue, Waltham, Massachusetts at 10:00 a.m. Eastern Time.

   At the Meeting you are being asked to elect one Class III director to serve for a three-year term, to approve the 2001 Directors Stock Plan, and to approve a reverse stock split.

   Please read the proxy statement, which describes the nominee for the Board and the other proposals for shareholder consideration. When you have finished reading the statement, please promptly mark, sign, and return your proxy card in the enclosed envelope to ensure that your shares will be represented.

   We hope that many of you will be able to attend the Meeting in person. I look forward to seeing you there.

                                          Sincerely yours,

                                          /s/ G. Drew Conway
                                          G.DREW CONWAY
                                          Chairman and Chief Executive Officer

                          RENAISSANCE WORLDWIDE, INC.
                                52 Second Avenue
                               Waltham, MA 02451

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 3, 2001

   Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Renaissance Worldwide, Inc. will be held at our headquarters, 52 Second Avenue, Waltham, Massachusetts at 10:00 a.m. Eastern Time, on Thursday, May 3, 2001, for the following purposes:

  1.  to elect one Class III director;

  2.  to adopt the 2001 Directors Stock Plan;

  3. to approve a reverse stock split in a range between one-for-four and one-for-six; and

  4. to transact any other business that may properly come before the meeting or any at any adjournment.

   Stockholders of record at the close of business on March 15, 2001, are entitled to notice of and to vote at the Meeting.

   If you are unable to be present at the Meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors


                                          /s/ Christopher D. T. Guiffre
                                          CHRISTOPHER D. T. GUIFFRE
                                          Clerk

Waltham, Massachusetts
April 2, 2001

   IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                          RENAISSANCE WORLDWIDE, INC.

                               ----------------

                         Annual Meeting of Stockholders

                                  May 3, 2001

                               ----------------

                                PROXY STATEMENT

   The Board of Directors (our "Board") of Renaissance Worldwide, Inc. ("Renaissance" or the "Company") is delivering these proxy materials in connection with the solicitation of proxies to be voted at our 2001 Annual Meeting of Stockholders (the "Meeting") and at any adjournment or postponement.

   You are invited to attend the Meeting, which will be held on Thursday, May 3, 2001, beginning at 10:00 a.m. Eastern Time at our headquarters, 52 Second Avenue, Waltham, Massachusetts.

   This proxy statement, the proxy card, and the Company's 2000 Annual Report are being mailed starting April 2, 2001.

Stockholders Entitled to Vote

   Holders of record of our common stock at the close of business on March 15, 2001, are entitled to receive this notice and to vote their shares at the Meeting. On that date, there were 53,205,027 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

Proxies

   Your vote is important. Stockholders of record may vote their proxies by mail. If you vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

   Proxies may be revoked at any time before they are exercised by (1) written notice to the Company's Clerk, (2) timely delivery of a valid, later-dated proxy or (3) voting by ballot at the Meeting.

Voting at the Annual Meeting

   Voting by mail will in no way limit your right to vote at the Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

   All shares that have been properly voted and not revoked will be voted at the Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, your shares will be voted as recommended by our Board.

Voting on Other Matters

   If any other matters are properly presented at the Meeting for consideration, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Meeting.

Required Vote

   The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange applicable to member firms, brokers will have discretionary authority to vote shares held in their name for the election of directors, for the adoption of the 2001 Directors Stock Plan, and for the approval of the reverse stock split even if they do not receive instructions from the beneficial owners. Thus, there will be no broker non-votes at the Meeting.

   The director nominee receiving the most votes will be elected as a Class III director. Abstentions are not counted for purposes of the election of directors and will have no effect on the outcome.

   The approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote. The approval of Proposal 3 requires the affirmative vote of a majority of all shares outstanding. Abstentions will have the effect of votes against these proposals.

Cost of Proxy Solicitation

   We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies in person or by telephone, electronic transmission, facsimile transmission or by telegram. We will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

                               Proposal Number 1

                         ELECTION OF CLASS III DIRECTOR

   Our Board is divided into three classes, as nearly equal in number as possible, so that each class will serve for three years, with one class of directors being elected each year.

Nominee

   The nominee is G. Drew Conway, currently designated as a class III director, whose term expires at the Meeting. If elected, Mr. Conway would serve for a term of three years expiring at the 2004 Annual Meeting and until his successor is elected. We expect that Mr. Conway will be able to serve, but if he is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee.

   G. Drew Conway is the Company's founder and has served as its Chief Executive Officer and Chairman of the Board since July 1999. From May 1986 to July 1999, Mr. Conway served as our President, Chief Executive Officer and Chairman of the Board. From 1983 until 1986, Mr. Conway was a founder and principal of The Experts, a technical staffing company. Mr. Conway is 43 years old.

   The persons named in the enclosed proxy intend to vote the proxy in favor of the election of G. Drew Conway as a Class III director, unless the proxy card indicates that authority to vote for his election is withheld.

Other Directors

   Robert P. Badavas, a class I director, became a director of Renaissance in May 1996. Mr. Badavas has been a Senior Corporate Advisor in the Office of the Chairman of Aether Systems, Inc., a provider of wireless data products and services to the Fortune 1000 and Government, since January 2001. Mr. Badavas was President and Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, from December 1995 through December 2000. Aether Systems, Inc. acquired Cerulean Technology in September 2000. From October 1986 through October 1995, Mr. Badavas was employed by Chipcom Corporation, a manufacturer of intelligent network switching systems, where he served in a variety of Senior Executive positions including, among others, as Senior Vice President, Finance, Chief Financial Officer and Treasurer. Mr. Badavas is 48 years old.

   Paul C. O'Brien, a class II director, became a director of Renaissance in April 1996. Mr. O'Brien is the President of The O'Brien Group, Inc., a consulting firm in the areas of telecommunications and information technology that he founded in January 1995. Before founding the O'Brien Group, Mr. O'Brien was employed by NYNEX New England (now Verizon), a telecommunications company, most recently as Chairman of the Board from 1993 to December 1994, and President and Chief Executive Officer from 1988 to 1993. Mr. O'Brien is also a director of MangoSoft, Inc. and CeNeS Pharmaceuticals, plc, and is non-executive Chairman of the Board of Merlot Communications, Inc. Mr. O'Brien is 61 years old.

New Director

   In response to a recently adopted listing requirement of the Nasdaq National Market ("Nasdaq") that a listed company have at least three independent directors on its Audit Committee who meet the independence and financial literacy requirements for Audit Committee members no later than June 2001, our Board has been engaged in efforts to secure a qualified candidate to join its ranks. If a candidate accepts an offer to join our Board, the Board would expand its membership by one seat and elect the individual to a Class III directorship, with a seat on both the Audit and Compensation Committees, so as to have one independent director in each class.

Board of Directors and Committees

   The Board held 16 meetings during 2000. Each director attended all of the Board meetings held during this period. The Board currently has two standing committees, the Audit Committee and the Compensation Committee. The Board does not have a Nominating Committee or a committee performing similar functions.

   Both the Audit Committee and the Compensation Committee are composed of Messrs. Badavas and O'Brien. The Audit Committee held two meetings during the twelve months ended December 30, 2000. The Audit Committee has the responsibility of recommending to the Board the independent auditors that we will engage, reviewing with management and with the independent auditors our internal accounting procedures and controls, and reviewing with the independent auditors the scope and results of their audit. The Compensation Committee held two meetings during the twelve months ended December 30, 2000. The Compensation Committee has the responsibility of providing recommendations to the Board regarding compensation matters and administering our stock option and stock purchase plans.

Director Compensation

   In May of 1998, the stockholders approved the 1998 Directors Stock Plan (the "1998 Directors Plan"). From that date until December 11, 2000, independent directors were compensated pursuant to the terms of the 1998 Directors Plan. Proposal Number 2 in this proxy statement relates to a new 2001 Directors Stock Plan (the "Stock Plan"), which, if approved, and in combination with the 2001 Directors Cash Compensation Plan (the "Cash Plan"), will replace the 1998 Directors Plan. The Board approved the Cash Plan on December 11, 2000. At the same meeting, the Board approved the Stock Plan, subject to shareholder approval. The Stock Plan is described in Proposal Number 2. The Cash Plan is described below.

   The purpose of the Cash Plan is to promote the recruiting and retention of highly qualified independent directors for the Company. The Company believes that paying its independent directors cash compensation that is competitive with similarly situated companies will serve to enhance the Company's ability to attract and retain the services of such persons. Under the Cash Plan, each independent director shall be paid, on the date of the Annual Meeting of Stockholders, an annual retainer in an amount equal to $12,000. In addition, each independent director shall be paid: $3,000 per Board Meeting attended in person; $1,000 per Board Meeting attended via conference call; and $1,000 per Audit Committee Meeting or Compensation Committee Meeting.

   On May 25, 2000, the date of the Company's 2000 Annual Meeting of Stockholders, each outside director was awarded an option to purchase 7,972 shares of common stock and an option to purchase 2,500 shares of common stock, each under the 1998 Directors Plan, and each with an exercise price equal to the fair market value on the date of grant. On June 1, 2000, each outside director was awarded an option to purchase 50,000 shares of common stock of our subsidiary, GovConnect, Inc. ("GovConnect") and 50,000 shares of common stock of a former subsidiary, Align360, Inc. ("Align360"), each with an exercise price equal to fair market value on the date of grant. The majority of the assets of Align360 were sold in the first quarter of 2001 and the outside directors will not realize any compensation in connection with their Align360 options because the options were not in-the-money at the time of the sale and have been terminated in connection with the dissolution of Align360. On August 25, 2000, each outside director was granted an additional option to purchase 100,000 shares of common stock under the Company's 1996 Stock Plan with an exercise price equal to $1.50, the fair market value on that date. Each outside director was paid $5,000 in cash under the Cash Plan for attendance at the December 11, 2000, Board, Audit Committee, and Compensation Committee Meetings.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS ELECTION
                 OF THE NOMINEE DESCRIBED IN PROPOSAL NUMBER 1.

                               Proposal Number 2

                           2001 DIRECTORS STOCK PLAN

   In May of 1998, the stockholders approved the 1998 Directors Plan relating to compensation for outside directors. The 1998 Directors Plan provided for annual retainers of $12,000 for each outside director, of which one-half of such annual retainer would be paid in stock options having a fair market value equal to one-half of the retainer amount. Under the 1998 Directors Plan, each outside director also would be entitled to elect to have all or any portion of the balance of the annual retainer paid in an equivalent value of stock options. In addition, on the date of each annual meeting, each outside director, who served during the preceding year, would be awarded options to purchase 2,500 shares with an exercise price equal to the fair market value on such date.

   In order to attract qualified candidates to serve as Members of our Board, and in particular to fill a third outside director seat on the Company's Audit Committee as required by Nasdaq no later than June 2001, we intend to terminate the 1998 Directors Plan and replace it with the Cash Plan and the Stock Plan. The Cash Plan is described above in "Director Compensation" and the Stock Plan is described below. With this proposal, the Company seeks stockholder approval of the Stock Plan.

   The purpose of Stock Plan is to promote the recruiting and retention of highly qualified independent directors and to strengthen the commonality of interest between independent directors and stockholders by providing for the grant of options to purchase shares of the Company's common stock. The Company believes that the granting of such options will serve to enhance the Company's ability to attract and retain the services of such persons, to provide additional incentives to them, and to encourage the highest level of performance by offering them a proprietary interest in the Company's success.

   Any share figures used in the Stock Plan would be subject to pro rata adjustment in the event of a reverse stock split, which is described in Proposal Number 3 of this proxy statement.

   The aggregate number of shares of common stock which may be issued and sold pursuant to options granted under the Stock Plan shall not exceed three hundred and fifty thousand (350,000) shares. Shares of common stock issued under this Stock Plan may be either authorized but unissued shares or treasury shares. If any option granted under the Stock Plan shall terminate or expire without being fully excised, the shares which have not been purchased thereunder will again become available for purposes of the Stock Plan.

   The Stock Plan will be administered by our Board, whose construction and interpretation of the terms and provisions of the Stock Plan shall be final and conclusive. The Board may delegate its power to administer the Stock Plan to a committee consisting of not less than two independent directors of the Company.

   Directors of the Company who are not employees of the Company or any of its subsidiaries will be eligible to receive options under the Stock Plan (each, an "Eligible Director"). All options granted under the Stock Plan shall be non-statutory stock options which are not intended to meet the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and which are intended to be taxed under Section 83 of the Code.

   Each Eligible Director shall be automatically granted an option to purchase fifty thousand (50,000) shares of common stock on the date that he or she is first elected a director of the Company. This option is referred to as the "Initial Award." On the date of each annual meeting of stockholders, including the 2001 Annual Meeting of Stockholders, immediately prior to the meeting, each Eligible Director who served during the preceding year shall be awarded an option to purchase twenty-five thousand (25,000) shares of common stock (prorated if the Eligible Director did not serve for the entire preceding year). These options are referred to as the "Annual Awards."

   The price per share at which each option granted under the Stock Plan to an Eligible Director may be exercised (the "Option Price") shall be the fair market value of a share of common stock (the "Market Price") on the date of grant of the option. The Market Price of the common stock on a given date shall be determined based on (i) the average of the high and low sales prices of the common stock on such date on the principal national securities exchange or market system in which the common stock is traded or (ii) if the high and low sales prices are not available, the fair market value of the common stock as determined by the Board.

   Each option granted under the Stock Plan shall be evidenced by and subject to the terms and conditions of an Option Agreement. Each option shall expire 10 years from the date of grant of such option. The Initial Award shall be exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The Annual Award shall be exercisable on the first anniversary of the date of grant.

   If the Stock Plan is approved by the Company's stockholders, it will become effective at the 2001 Annual Meeting of Stockholders.

                           2001 Directors Stock Plan


    Name and Position or Group          Number of Units
    --------------------------          ---------------
- ------------------------------------------------------------------
   Executive Group              Not eligible
- ------------------------------------------------------------------
   Non-Executive Director Group Options to purchase 25,000 shares
   (currently two persons)      of common stock per year issued at
                                each Annual Meeting(1)
- ------------------------------------------------------------------
   Non-Executive Officer
   Employee Group               Not eligible

- --------
(1) Messrs. Badavas and O'Brien would be eligible to receive Annual Awards of options to purchase 25,000 shares of Renaissance common stock at each Annual Meeting of Stockholders. They would not be eligible for an Initial Award. Any additonal independent directors would be eligible for an Initial Award of options to purchase 50,000 shares of Renaissance common stock plus Annual Awards on an on-going basis.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                 THAT STOCKHOLDERS VOTE FOR PROPOSAL NUMBER 2.

                               Proposal Number 3

                              REVERSE STOCK SPLIT
Summary

   In February 2001, our Board approved by unanimous vote, and recommended that the stockholders approve, a proposed amendment (the "Reverse Stock Split Amendment") to the Company's Restated Articles of Organization, as amended, that will give the Board the discretion to effect (or, alternatively, to abandon) a reverse split of the common stock (the "Reverse Stock Split") at any time prior to December 31, 2001. The form of the proposed Reverse Stock Split Amendment is attached hereto as Appendix A. Under the terms of the Reverse Stock Split, the Company would issue one new share of common stock in exchange for not more than six, and not less than four, outstanding shares of common stock. The exact ratio will be the number between four and six, in increments of 0.1, such that when multiplied by the average closing price of the common stock on the five trading days prior to the effectiveness of the Reverse Stock Split results in a product that is the closest possible number to $5.00 per share. If implemented, the Reverse Stock Split Amendment would be effective on such date as it is filed with the Massachusetts Secretary of State (the "Effective Date").

   On the Effective Date, the Reverse Stock Split will result in the automatic conversion of between four and six shares (as determined in the manner described above) of issued and outstanding common stock into one share of common stock. Fractional shares of common stock will not be issued as a result of the Reverse Stock Split, but instead, the Company will pay each holder of a fractional interest an amount in cash based on the average of the high and low sales prices of the common stock on the Effective Date. Except for adjustments that may result from the treatment of fractional shares as described above, each stockholder will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. The Reverse Stock Split will not alter the par value of the common stock or the number of shares authorized for issuance, but will simply reduce the number of shares of common stock issued and outstanding by the factor used to calculate the Reverse Stock Split.

   If the Reverse Stock Split proposal is approved by the stockholders, the Reverse Stock Split will be effected only upon a determination by the Board that the Reverse Stock Split is in the best interest of the Company and its stockholders at that time. Notwithstanding approval of the Reverse Stock Split proposal by the stockholders of the Company, the Board may, in its sole discretion, determine not to effect the Reverse Stock Split or to delay such action based on the then-current trading price of the common stock or certain other factors described herein.

Reasons for this proposal

   The primary purpose of the Reverse Stock Split is to combine outstanding shares of common stock because a share of common stock outstanding after giving effect to the Reverse Stock Split is likely to trade at a higher price per share than a share of common stock outstanding before giving effect to the Reverse Stock Split. A higher trading price is needed to ensure that the common stock will remain eligible for listing on Nasdaq.

   In addition to meeting other requirements, the Company's common stock must maintain a minimum bid price of $1.00 per share in order to remain eligible for continued listing on Nasdaq. During the 180 days preceding March 15, 2001, the Company's stock price has traded in the $0.63 to $1.72 range. During that period, the stock price fell below $1.00 per share long enough to result in a warning letter from Nasdaq, dated January 2, 2001. That letter warned the Company of the possibility of delisting if the Company did not return to compliance with Nasdaq listing guidelines within 90 days. On January 30, 2001, the Company regained compliance with Nasdaq listing requirements, and the Company received a letter to that effect from Nasdaq, dated January 31, 2001. Although the Company's common stock traded above $1.00 per share from January 17, 2001 through March 14, 2001, the last reported sale price of Company's common stock on March 15, 2001, was $0.75. There can be no assurance that the Company will be able to continue to trade above $1.00 per share.

   The Company believes, but cannot assure, that a Reverse Stock Split will increase the chances that the Company's common stock will trade above the $1.00 minimum bid price established by Nasdaq listing requirements. Further, there can be no assurance that the Company will continue to meet other Nasdaq listing requirements. The Reverse Stock Split will not result in any changes to the Nasdaq listing requirements applicable to the Company.

   The Company believes that maintaining the listing of its common stock on Nasdaq is in the best interest of the Company and its stockholders. Inclusion in Nasdaq increases liquidity and may potentially minimize the spread between the "bid" and "asked" prices quoted by market makers. Further, a Nasdaq listing may enhance the Company's access to capital and increase the Company's flexibility in responding to anticipated capital requirements. The Company believes that prospective investors will view an investment in the Company more favorably if its shares qualify for listing on Nasdaq.

   The Company also believes that the current per share price level of the common stock has reduced the effective marketability of the Company's shares of common stock because of the reluctance of many leading brokerage firms to maintain active analyst coverage of low-priced stocks or to recommend low-priced stocks to their clients. Some investors may view low-priced stock as speculative and unattractive, although some other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. Moreover, because there are some institutional investors who are prohibited from holding, or choose not to hold, stocks with prices less than $5.00 per share, the current stock price may be limiting the Company's stockholder base. Such a limited stockholder base may have the undesirable effect of artificially limiting the demand for the stock, thus depressing the stock price.

   The Company believes that some brokerage houses may have policies and practices that tend to discourage individual brokers within those firms from dealing in low-priced stock. Those policies and practices pertain to the payment of brokers commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. The Company also believes that, because brokerage commissions on low-priced stock may represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of the common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher.

   If the common stock is not listed on Nasdaq and the trading price of the common stock were to remain below $1.00 per share, trading in the common stock would also be subject to the requirements of rules promulgated under the Exchange Act that require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, a non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). In such event, the additional burdens imposed upon broker-dealers to effect transactions in the common stock could further limit the market liquidity of the common stock and the ability of investors to trade the common stock.

   In the event that the common stock is delisted from Nasdaq, sales of the common stock would likely be conducted only in the over-the-counter market or potentially in regional exchanges. This may have a negative impact on the liquidity and price of the common stock and investors may find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, the common stock. The Reverse Stock Split will not affect the Company's periodic reporting requirements with the Securities and Exchange Commission, nor has the Board recommended the Reverse Stock Split as the first step in a going private transaction.

   For all the above reasons, management believes that the Reverse Stock Split is in the best interests of the Company and its stockholders. There can be no assurance, however, that the Reverse Stock Split will have the desired consequences. Specifically, there can be no assurance that, after the Reverse Stock Split, the market price of the common stock will not decrease to its pre-split levels or that the market capitalization of the Company after the proposed Reverse Stock Split will not be less than the Company's market capitalization before the proposed Reverse Stock Split.

Effect of this proposal

   Although the Company expects to file the Reverse Stock Split Amendment in June of 2001, the actual timing of the filing will be determined by the Board based upon its evaluation as to when such action is most advantageous to the Company and its stockholders. Further, notwithstanding approval of this proposal by the stockholders of the Company, the Board may elect not to file the Reverse Stock Split Amendment at all if it believes it is in the best interests of the Company and its stockholders not to do so.

   After the Effective Date of the Reverse Stock Split, each stockholder will own a reduced number of shares of common stock but will hold the same percentage of the outstanding shares (subject to adjustments for fractional interests resulting from the RReverse Stock Split) as the stockholder held prior to the Effective Date. The number of shares of common stock that may be purchased upon the exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of common stock, and the per share exercise or conversion prices thereof, will be adjusted appropriately for the Reverse Stock Split in accordance with their terms as of the Effective Date. In addition, the appropriate adjustments under the terms of the Company's Shareholder Rights Plan, dated as of June 13, 2000, will be made as of the Effective Date to the number and price of shares that may be purchased under the Shareholder Rights Plan to give effect to the Reverse Stock Split. Based on a brokers search conducted in connection with the Meeting, the Company has learned that there are 157 record stockholders and approximately 6,000 beneficial owners. Three of the record stockholders currently hold between one and nine shares of common stock and may therefore be cashed out in the Reverse Stock Split. The Company does not know the number of shares held by each beneficial owner and therefore cannot predict how many beneficial owners may be cashed out in the Reverse Stock Split. Because only beneficial owners with fewer than six shares could be cashed out completely in the Reverse Stock Split, the Company does not believe that the Reverse Stock Split will lead to a material reduction in the number of beneficial owners.

   The Reverse Stock Split may also result in some stockholders owning "odd lots" of less than 100 shares of common stock received as a result of the Reverse Stock Split. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

   If adopted, the Reverse Stock Split Amendment will not affect the par value of the common stock because the Company's common stock has no par value. Accordingly, the Reverse Stock Split Amendment will not affect the Company's additional paid-in capital account.

   The Board considered reducing the number of shares of authorized common stock in connection with the Reverse Stock Split but determined that the availability of additional shares may be beneficial to the Company in the future. The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law).

   Based on the 53,205,027 shares common stock outstanding as of March 15, 2001, the approximate number of shares of common stock that would be outstanding as a result of the Reverse Stock Split using the following examples of exchange ratios are as follows (without giving effect to the cash out of fractional shares):

Exchange Ratio                                                Shares Outstanding
- --------------                                                ------------------
1-for-4......................................................     13,301,257
1-for-5......................................................     10,641,005
1-for-6......................................................      8,867,505

   Shares outstanding as of March 15, 2001, reflects the results of the on-going stock buyback program, under which the Company has repurchased a total of 4,354,812 shares of its common stock as of March 15, 2001.

   The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder's proportionate equity interest in the Company (except with respect to adjustments for fractional interests). None of the rights currently accruing to holders of the common stock, options or warrants to purchase common stock will be affected by the Reverse Stock Split. Following the Reverse Stock Split, each share of the common stock resulting from the Reverse Stock Split will entitle the holder thereof to one vote per share and will otherwise be identical to the outstanding common stock immediately prior to the Effective Date.

Exchange of stock certificates; no fractional shares

   The combination and reclassification of shares of common stock pursuant to the Reverse Stock Split will occur automatically on the Effective Date without any action on the part of stockholders of the Company and without regard to the date on which certificates evidencing shares of common stock prior to the Reverse Stock Split are physically surrendered for new certificates. As of the Effective Date, between four and six shares of common stock will be converted and reclassified into one share of post-split common stock.

   For example, if a 1-for-5 Reverse Stock Split is implemented, a holder of 1,000 shares immediately prior to the Effective Date would hold 200 shares after the Effective Date. Alternatively, if a 1-for-4 Reverse Stock Split is implemented, a holder of 1,000 shares immediately prior to the Effective Date would hold 250 shares after the Effective Date. Fractional shares of common stock will not be issued as a result of the Reverse Stock Split, but instead, the Company will pay each holder of a fractional interest an amount in cash equal to the value of such fractional interest on the Effective Date.

   As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of shares of common stock, to be used in forwarding such holder's stock certificates for surrender and exchange for certificates evidencing the number of shares of common stock such stockholder is entitled to receive as a consequence of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates evidencing shares of common stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates evidencing the whole number of shares of common stock that such stockholder holds as a result of the Reverse Stock Split. Stockholders will not be required to pay any transfer fee or other fee in connection with the exchange of certificates.

   The Company estimates that its aggregate expenses relating to the Reverse Stock Split will not be material.

   STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY.

   As of the Effective Date, each certificate representing shares of common stock outstanding prior to the Effective Date will be deemed canceled and, for all corporate purposes, will be deemed only to evidence the right to receive the number of shares of common stock into which the shares of common stock evidenced by such certificate have been converted as a result of the Reverse Stock Split.

Federal income tax consequences

   The following discussion generally describes certain United States federal income tax consequences of the proposed Reverse Stock Split to stockholders of the Company. This discussion is limited to United States persons who hold their Renaissance common stock as capital stock. The following does not address any foreign, state, local tax or alternative minimum income, or other federal tax consequences of the proposed Reverse Stock Split. The actual consequences for each stockholder will be governed by the specific facts and circumstances pertaining to such stockholder's acquisition and ownership of the common stock. Thus, the Company makes no representations concerning the tax consequences for any of its stockholders and recommends that each stockholder consult with such stockholder's own tax advisor concerning the tax consequences of the Reverse Stock Split, including federal, state and local, or other income tax.

   The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Stock Split. However, the Company believes that, because the Reverse Stock Split is not part of a plan to periodically increase a stockholder's proportionate interest in the assets or earnings and profits of the Company, the proposed Reverse Stock Split will have the following income tax effects:

     1. A stockholder will not recognize taxable gain or loss as a result of the Reverse

  Stock Split, except to the extent a stockholder receives cash in lieu of fractional shares. Cash payments in lieu of a fractional share of post-split common stock should be treated as if the fractional share were issued to the stockholder and then redeemed by the Company for cash. Generally, a stockholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. Such gain or loss generally will be capital gain or loss.

     2. In the aggregate, a stockholder's basis in post-split common stock will equal such stockholder's basis in the shares of pre-split common stock exchanged therefor (but not including the basis allocated to a fractional share for which the stockholder is entitled to receive cash), and such stockholder's holding period for post-split common stock will include the holding period for pre-split common stock exchanged therefor.

     3. The proposed Reverse Stock Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the Company will not recognize any gain or loss as a result of the Reverse Stock Split.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                 THAT STOCKHOLDERS VOTE FOR PROPOSAL NUMBER 3.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information about the beneficial ownership of Renaissance common stock as of March 1, 2001 by (i) each person who is known to us to beneficially own more than 5% of our outstanding common stock, (ii) the Chief Executive Officer and each of our four most highly paid executive officers plus no more than two former highly paid executive officers (we refer to this group as our named executive officers), (iii) each director of the Company, and (iv) all our current executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power over the shares of common stock listed as beneficially owned.

                                                 Shares    Percentage of
   Names of Directors, Named Executive        Beneficially  Outstanding
   Officers and 5% Stockholders                 Owned(1)      Shares
   -----------------------------------        ------------ -------------
   G. Drew Conway(2)(3)                        11,965,120      22.33%
   Robert P. Badavas(4)                            50,857          *
   Paul C. O'Brien(4)                             123,857          *
   Joseph F. Pesce(5)                             170,428          *
   Christopher D. T. Guiffre(6)                    57,034          *
   Raye L. LaPlante(7)                                --           *
   Edward H. Longo, Jr.(8)                         41,750          *
   State of Wisconsin Investment Board(9)       5,820,000      10.86%
   Mellon Financial Corporation(10)             3,364,240       6.28%
   S Squared Technology Group(11)               3,062,000       5.71%
   MFS Investment Management(12)                2,903,972       5.42%
   Dimensional Fund Advisors Inc.(13)           2,758,500       5.15%
   All directors and executive officers(five
    persons)(14)                               12,409,046      23.16%

- --------
*   Less than one percent
 (1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for determining the share ownership and percentage of the person holding such options, but are not deemed outstanding for determining the percentage of any other person.
 (2) Mr. Conway's address is c/o Renaissance Worldwide, 52 Second Avenue, Waltham, MA 02451.
 (3) Includes 495,550 shares of common stock held by the Conway Family Foundation and Mr. Conway's five children, as to which Mr. Conway disclaims beneficial ownership.
 (4) Includes 50,857 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days, none of which are currently in-the-money.
 (5) Includes 162,500 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days, none of which are currently in-the-money.
 (6) Includes 48,500 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days, none of which are currently in-the-money.
 (7) Includes no shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days.
 (8) Includes no shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days.
 (9) The information reported is based on a Schedule 13G, dated February 9, 2001, filed with the Commission by the State of Wisconsin Investment Board ("SWIB"). SWIB is a public pension fund, in which capacity it has sole voting power and sole dispositive power with respect to 5,820,000 shares. SWIB's address is P.O. Box 7842, Madison, WI 53707.
(10) The information reported is based on a Schedule 13G, dated January 22, 2001, filed with the Commission by Mellon Financial Corporation ("Mellon"). Mellon is a parent holding company, in which capacity it or its direct or indirect subsidiaries have sole voting power with respect to 3,303,540 shares and sole dispositive power with respect to 3,364,240 shares. Mellon's address is c/o Mellon Financial Corporation, One Mellon Center, Pittsburgh, PA 15258.
(11) The information reported is based on a Schedule 13G, dated February 14, 2001, filed with the Commission by S Squared Technology Corp. ("S Squared"). S Squared is a registered investment adviser, in which capacity it has sole voting power and sole dispositive power with respect to 3,062,000 shares. S Squared's address is 515 Madison Avenue, New York, NY 10022.
(12) The information reported is based on a Schedule 13G, dated February 12, 2001, filed with the Commission by Massachusetts Financial Services Company ("MFS"). MFS is a registered investment adviser, in which capacity it has sole voting power with respect to 2,741,931 shares and sole dispositive power with respect to 2,903,972 shares. MFS's address is 500 Boylston Street, Boston, MA 02116.
(13) The information reported is based on a Schedule 13F, dated as of December 31, 2000, filed with the Commission by Dimensional Fund Advisors, Inc. ("Dimensional") and information provided to the Company by Dimensional. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts (These investment companies and investment vehicles are the "Portfolios"). In its role as an investment advisor and investment manager, Dimensional possessed both investment and voting power over 2,758,500 shares as of December 31, 2000. The
     Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.
(14) Includes 312,714 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days, none of which are currently in-the-money.

EXECUTIVE COMPENSATION

   The following table sets forth information regarding all compensation awarded to, earned by, or paid to our Chairman and Chief Executive Officer and each of our other named executive officers, during fiscal 2000, 1999, and 1998.

                         Summary Compensation Table(1)

                                                       Long-term
                                                      Compensation
                                                      ------------
                                      Annual
                                  Compensation(2)      Securities
                                 -----------------     Underlying   All Other
                            Year  Salary   Bonus       Options(3)  Compensation
                            ---- -------- --------    ------------ ------------
G. Drew Conway............  2000 $494,306 $315,000(4)       --       $10,495(5)
 Chairman and Chief         1999  481,000      --           --         9,757(5)
  Executive Officer         1998  412,237      --           --         6,645(5)


Joseph F. Pesce(6)........  2000  326,923  170,000(4)   450,000          500(7)
 Executive Vice President,  1999  143,269   75,000      250,000          --
 Chief Financial Officer    1998      --       --           --           --
  and Treasurer

Christopher D.T.
 Guiffre(8)...............  2000  195,939  115,900(4)   175,000          500(7)
 Vice President, General    1999      --       --           --           --
  Counsel and Clerk         1998      --       --           --           --


Raye L. LaPlante(9).......  2000  317,789   25,000          --           500(7)
 President, ITCS Division   1999      --       --           --           --
                            1998      --       --           --           --

Edward H. Longo, Jr.(10)..  2000  579,326      --           --           --
 President and Chief        1999  158,654      --       500,000          --
  Operating Officer         1998      --       --           --           --

- --------
(1) The periods in the table are for the fiscal years ended December 30, 2000, December 25, 1999, and December 26, 1998.
(2) Annual compensation amounts do not include the dollar value of perquisites and other personal benefits which did not exceed the lesser of $50,000 or 10% of salary and bonus for any named executive officer.
(3) Includes Renaissance options only. Messrs. Conway, Pesce, and Guiffre were awarded GovConnect and Align360 options in 2000. For more information on options granted to our named executive officers, see "Options Granted in Last Fiscal Year" and "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" below.
(4) Includes annual and/or quarterly bonus and bonus in connection with the sale of the Enterprise Solutions Group.
(5) Represents the taxable value of premiums paid on a spit dollar life insurance policy.
(6) Mr. Pesce's employment began in June 1999.
(7) Represents the Company's matching contribution under the Company's 401(k) plan.
(8) Mr. Guiffre became an executive officer in March 2000.
(9) Mr. LaPlante became an executive officer in March 2000, and his employment terminated in February 2001.
(10) Mr. Longo's employment began in July 1999 and terminated in September
     2000.

                             Employment Agreements

   In connection with our initial public offering in June 1996, the Company entered into an employment agreement with Mr. Conway employing Mr. Conway as our Chief Executive Officer. Mr. Conway's agreement had a term of four years and an annual base salary of $400,000, $425,000, $475,000 and $525,000 in the first through fourth years of the term, plus bonus compensation as determined by the Compensation Committee. Mr. Conway's agreement provided that if we terminated Mr. Conway's employment without "cause" (as defined) or if Mr. Conway terminated his employment for "good reason" (as defined), then the Company would pay Mr. Conway severance equal to two years of base compensation plus a portion of the bonus paid or payable with respect to the immediately preceding full employment year based on days of service in the year of termination. Mr. Conway's agreement contained non-competition and non-solicitation covenants during the period of his employment and for a two-year period thereafter. In addition, Mr. Conway's agreement provided that if his employment was terminated at the end of the term of the agreement, then Mr. Conway would have been entitled to severance equal to one year of base compensation. The Company did not terminate Mr. Conway's employment and pay him one year of severance at the end of the term of his employment agreement. Accordingly, Mr. Conway continues to be employed at the rate of pay for the fourth year of his employment agreement.

   The Company has entered into an employment agreement with Mr. Pesce under which we employ Mr. Pesce as our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Pesce's agreement is not a contract of employment for a specific term, and Mr. Pesce remains an at-will employee of the Company. Mr. Pesce's annual base salary is $350,000, which is subject to increase from time-to-time. In addition, Mr. Pesce is also eligible for bonus compensation of up to 40% per year of his then-current annual base salary. Mr. Pesce's Agreement provides that, if we terminate his employment without "cause" (as defined), or if Mr. Pesce terminates his employment for "good reason" (as defined) or for any reason with 60 days notice at any time within six months after a "change of control" (as defined), the Company will pay Mr. Pesce severance equal to 12 months of base salary plus full bonus compensation. Mr. Pesce's agreement also contains non-solicitation covenants during the term of his employment and for a one-year period thereafter.

   The Company has entered into an employment agreement with Mr. Guiffre under which we employ Mr. Guiffre as our Vice President, General Counsel and Clerk. Mr. Guiffre's agreement is not a contract of employment for a specific term, and Mr. Guiffre remains an at-will employee of the Company. Mr. Guiffre's annual base salary is $225,000, which is subject to increase from time-to-time. In addition, Mr. Guiffre is also eligible for bonus compensation of up to 40% per year of his then-current annual base salary. Mr. Guiffre's Agreement provides that, if we terminate his employment without "cause" (as defined), or if Mr. Guiffre terminates his employment for "good reason" (as defined) or for any reason with 60 days notice at any time within six months after a "change of control" (as defined), the Company will pay Mr. Guiffre severance equal to 12 months of base salary plus full bonus compensation. Mr. Guiffre's agreement also reaffirms his acceptance of and adherence to the terms of the Company's standard Non-solicitation, Non-competition and Confidentiality Agreement.

   The following table sets forth certain information concerning grants of stock options made during 2000 to each of the named executive officers:

                      Options Granted in Last fiscal Year

                                                    Individual grants
                                      ------------------------------------------------
                                                                                           Potential
                                                                                       Realizable Value
                                                                                       at Assumed Annual
                                                                                        Rates of Stock
                                                                                             Price
                                      Number of      % of Total                        Appreciation for
                                      Securities      Options     Exercise                  Option
                                      Underlying     Granted to    or Base                Terms($)(3)
                                        Options     Employees in    Price   Expiration -----------------
          Name               Plan     Granted(1)   Fiscal Year(2) ($/share)    Date       5%      10%
          ----            ----------- ----------   -------------- --------- ---------- ------- ---------
G. Drew Conway            Renaissance      --            --          --           --       --        --
                          GovConnect   250,000(4)        6.8%       1.00     06/01/10  157,224   398,436
                          Align360     250,000(4)        6.1%       0.50     06/01/10   78,612   199,218
                                       -------                                         ------- ---------
                                       500,000                                         235,836   597,654
Joseph F. Pesce           Renaissance  100,000(5)                   5.00     03/01/10  314,447   796,871
                          Renaissance  350,000(5)                   1.50     07/12/10  330,169   836,714
                                       -------                                         ------- ---------
                                       450,000          13.3%                          644,616 1,633,585
                          GovConnect   250,000(4)        6.8%       1.00     06/01/10  157,224   398,436
                          Align360     250,000(4)        6.1%       0.50     06/01/10   78,612   199,218
                                       -------                                         ------- ---------
                                       950,000                                         880,452 2,231,239
Christopher D.T. Guiffre  Renaissance   25,000(5)                   5.00     03/01/10   78,612   199,218
                          Renaissance  150,000(5)                   1.50     08/25/10  141,501   358,592
                                       -------                                         ------- ---------
                                       175,000           5.2%                          220,113   557,810
                          GovConnect    50,000(4)        1.4%       1.00     06/01/10   31,445    79,687
                          Align360      75,000(4)        1.8%       0.50     06/01/10   23,584    59,765
                                       -------                                         ------- ---------
                                       300,000                                         275,142   697,262
Raye L. LaPlante          Renaissance      --            --          --           --       --        --
Edward H. Longo, Jr.      Renaissance      --            --          --           --       --        --

- --------
(1) The table shows Renaissance option grants, GovConnect option grants, and Align360 option grants. The majority of Align360's assets were sold on February 23, 2001. Align360 has been dissolved and, pursuant to the terms of such options, all Align360 stock options have been terminated.
(2) Percentage amounts represent the percent of total options granted under the particular stock option plan.
(3) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment through the option period, and the date on which the options are exercised.
(4) These options are exercisable only upon an IPO or change of control.
(5) These options are exercisable in full one year after the date of grant.

   The following table sets forth information about option exercises during 2000 and the number and value of options held by each of the named executive officers on December 30, 2000.

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values

                                                             Number of Securities
                                                            Underlying Unexercised     Value of Unexercised
                                                               Options at Fiscal       In-the-Money Options
                                        Shares                    Year-end(#)          at Fiscal Year-end($)
                                      Acquired on Realized ------------------------- -------------------------
                                      Exercise(#) Value($) Exercisable Unexercisable Exercisable Unexercisable
                          ----------- ----------- -------- ----------- ------------- ----------- -------------
G. Drew Conway            Renaissance     --        --          --            --         --             --
                          GovConnect      --        --          --        250,000        --         625,000(2)
                          Align360        --        --          --        250,000        --             -- (3)
Joseph F. Pesce           Renaissance     --        --       62,500       637,500        --             -- (1)
                          GovConnect      --        --          --        250,000        --         625,000(2)
                          Align360        --        --          --        250,000        --             -- (3)
Christopher D.T. Guiffre  Renaissance     --        --       14,750       205,250        --             -- (1)
                          GovConnect      --        --          --         50,000        --         125,000(2)
                          Align360        --        --          --         75,000        --             -- (3)
Raye L. LaPlante          Renaissance     --        --       25,000        75,000        --             -- (1)
Edward H Longo, Jr.       Renaissance     --        --          --            --         --             --

- --------
(1) Based upon the market price of $0.78 per share, which was the closing price per share of common stock on Nasdaq on December 29, 2000, less the option exercise price payable per share.
(2) Based upon the price of $3.50 per share, which was the Company's reasonable estimate of fair market value price per share of GovConnect, Inc. common stock on December 29, 2000, less the option exercise price payable per share of $1.50 per share.
(3) Based upon the price of $0.30 per share, which was the Company's reasonable estimate of fair market value price per share of Align360, Inc. common stock on December 29, 2000, less the option exercise price payable per share of $0.50 per share.

         Report of the Compensation Committee of the Board of Directors

   The following report of the Compensation Committee of the Board (the "Compensation Committee") describes the compensation policies applicable to our executive officers, including the Chief Executive Officer, with respect to compensation for 2000. The information in this report is considered "soliciting material" or "filed" with the SEC, and it is not incorporated by reference into any of our future filings with the SEC.

 Compensation Philosophy

   The Compensation Committee's philosophy in setting compensation policies for executive officers is to maximize stockholder value over time. The Compensation Committee establishes compensation policies that apply to the executive officers, including Mr. Conway, and evaluates the performance of these officers. The Compensation Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance, reduction in expenses, and increases in stockholder value. In this regard, the Compensation Committee has adopted the following guidelines for compensation decisions:

  . Provide a competitive total compensation package that enables us to attract and retain key executive talent.

  . Align pay programs with our annual and long-term business strategies and objectives.

  . Provide variable compensation opportunities that are directly linked to our performance and that link executive reward to stockholder return.

   The Compensation Committee focuses primarily on the following three components in forming the total compensation package for its executive officers:

  .  Base Salary

  .  Incentive Bonus

  .  Long-Term Incentives

 Base Salary

   The Compensation Committee intends to compensate our executive officers, including Mr. Conway, competitively within the industry. In order to evaluate our competitive position in the industry, the Compensation Committee reviews and analyzes the compensation packages, including base salary levels, offered by other companies with which we compete. In addition, the Compensation Committee also subjectively evaluates the level of performance of each executive officer, including Mr. Conway, in order to determine current and future appropriate pay levels.

   The Compensation Committee sets Mr. Conway's salary, which is currently determined by reference to the fourth year pay rate of Mr. Conway's employment agreement. The Compensation Committee believes that Mr. Conway's compensation is competitive within the industry. For our other executive officers, Mr. Conway, in consultation with the committee, has established base salary ranges that it believes are competitive in the industry, linking a portion of these executives' total compensation to quarterly and annual bonuses.

 Incentive Bonus

   During 2000, the executive officers of the Company received incentive bonuses that were determined by the Chief Executive Officer in consultation with the Compensation Committee. These bonuses were based on the Chief Executive Officer's assessment of each executive's overall performance, taking into account the executive's individual performance and impact on the Company, the performance of the group under the executive's control and its impact on the Company, the contribution of the executive to the achievement of significant Company objectives (including the sale of the Enterprise Solutions Group), and upon the overall performance of the Company.

   Mr. Conway declined to be awarded a bonus for fiscal years 1997, 1998 and 1999. In 2000, Mr. Conway received $315,000 in bonuses for accomplishments in that year, including, among others, various strategic divestitures, resizing and restructuring the remaining two business units and their administrative support groups, and paying off all outstanding debt under the terminated credit facility.

 Long-Term Incentives

   The principal form of long-term incentive compensation is the grant of stock options. The Compensation Committee is responsible for determining the individuals to whom grants should be made, the timing of grants, the exercise price per share and the number of shares subject to each option. Other than stock options, the Compensation Committee made no other long-term performance awards during the last fiscal year. Stock option awards are granted based on individual and/or corporate performance as determined subjectively by the Compensation Committee. The Compensation Committee considers grants of options to executive officers during each fiscal year.

   Stock options provide our executive officers with the opportunity to share in the appreciation of the value of the stock. The Compensation Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The option vesting periods encourage key employees to continue their employment with us.

   All options to executive officers to date have been granted at the fair market value of the underlying common stock on the date of the grant. The Compensation Committee considers the grant of each option subjectively, considering factors such as the individual performance of executive officers and competitive compensation packages in the industry. Certain executive officers received option grants in 2000 as disclosed previously in this proxy statement

   In adopting and administering executive compensation plans and arrangements, the Compensation Committee considers whether the deductibility of such compensation will be limited under Section 162(m) of the Internal Revenue Code of 1986, as amended, and, in appropriate cases, may attempt to structure such compensation so that any limitation will not apply.

 Summary

   The Compensation Committee believes that its executive compensation philosophy of paying its executive officers by means of competitive base salaries and bonus and long-term incentives, as described in this report, serves the interests of the Company and our stockholders.

COMPENSATION COMMITTEE
Paul C. O'Brien
Robert P. Badavas

            Report of the Audit Committee of the Board of Directors

   The Audit Committee of the Board (the "Audit Committee") reviews the Company's internal accounting procedures and consults with and reviews the services provided by the Company's independent auditors. The Audit Committee also has the responsibilities and authority described in its written charter. The Audit Committee charter has been adopted by the board of directors and is attached hereto as Appendix B. The Audit Committee met twice during 2000. The members of the Audit Committee are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc.'s listing standards. The Company expects to add a third member to the Audit Committee no later than June 2001.

   The Audit Committee reviewed and discussed the Company's audited financial statements for the year ended December 30, 2000 with management and discussed with PriceWaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with PriceWaterhouseCoopers LLP its independence. Based on its review and these discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 30, 2000.

   The fees billed to the Company by Pricewater-houseCoopers for fiscal year 2000 were as follows: Audit Fees. PricewaterhouseCoopers' fee for its audit of the Company's annual financial statements and its review of the Company's quarterly financial statements was $552,500. Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers did not bill the Company any fees related to financial information systems design and implementation. All Other Fees. PricewaterhouseCoopers billed the Company a total of $938,600 for services rendered in connection with separate audits for the Company's Business Strategy Group and Enterprise Solutions Group which were required as part of their sale, audits of Company sponsored ERISA benefit plans, tax compliance, statutory audits, and stock option plan consulting. The Committee has considered whether the provision of the services included in the category "All Other Fees" is compatible with maintaining PricewaterhouseCoopers' independence.

AUDIT COMMITTEE
Robert P. Badavas
Paul C. O'Brien

                            Stock Performance Graph

   The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the period from its initial public offering (June 5, 1996) through December 30, 2000 with the cumulative total return on the Nasdaq stock index and the peer group index (the "Peer Group"). The comparison assumes $100 was invested on June 5, 1996 in the Company's common stock and in each of such indices and assumes reinvestment of dividends, where applicable. The Peer Group is the Media General Information Technology Services Index.


                        [Stock Performance Graph Here]

                                 6/5/96    12/28/96    12/27/97    12/26/98    12/25/99    12/30/00
                                 ------    --------    --------    --------    --------    --------
Renaissance Worldwide, Inc.      100.00     279.41      255.88       70.24       80.94        9.93
Media General Information
  Technology Services Index      100.00      91.17       98.45      124.14      151.80       92.96
NASDAQ Market Index              100.00     102.89      125.86      177.52      313.09      196.79

Compensation Committee Interlocks and Insider Participation

   Messrs. Badavas and O'Brien, neither of who is or was an executive officer or employee of Renaissance, served on the Compensation Committee during fiscal year 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than ten percent of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership. Officers, directors and greater-than-ten-percent stockholders must furnish us with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's directors and executive officers, all required Section 16(a) filings were timely made.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In April 2000, Mr. Conway executed a promissory note in favor of the Company, representing amounts owed to the Company in connection with loans made during 2000 for tax purposes. The principal amount of the note, all of which is currently outstanding, is $1,860,000 and the interest rate is 6%.

   In June 2000, Terry L. Hunter, a former director of the Company, executed a promissory note in favor of Renaissance Worldwide, Inc. The principal amount of the note, all of which is currently outstanding, is $108,000 and the interest rate on the note is 7%.

   On September 19, 1995, we entered into four lease agreements, each with a term ending on September 30, 2010, with the 189 Wells Avenue Realty Trust for a total of approximately 18,800 square feet of office space located at 189 Wells Avenue, Newton, Massachusetts at an annual rent of approximately $357,000. During fiscal 1997 we expanded our rental space with the Trust to 28,000 square feet at annual rent of approximately $500,000. Our executive offices were located in this space until November, 1999. In March 2000, the building was sold and the Company was released from the lease obligation. Mr. Conway was the sole beneficiary of the Trust. Management believes that the terms of each lease agreement were no less favorable to us than could be obtained in a transaction with an unrelated third party.

   During 1997, we entered into a contract with KNC LLC, an entity controlled by Mr. Conway, to use an airplane for corporate travel purposes. In early 2000, KNC LLC terminated its airplane lease and the Company ceased using the plane. Total amounts paid to this entity were approximately, approximately $707,000 during 1998, approximately $425,000 during 1999, and $321,000 during 2000. We paid for the usage on a per-flight-hour basis at a rate which management believes approximated market prices.

   We have adopted a policy that all material transactions between Renaissance and our officers, directors and other affiliates must (i) be approved by a majority of the Board, including a majority of the disinterested directors, and
(ii) be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                                 AUDIT MATTERS

   PricewaterhouseCoopers LLP has been selected to audit our financial statements for the fiscal year ending December 29, 2001, and to report the results of their examination.

   A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

   Any stockholder wishing to include a proposal in our proxy statement for the Annual Meeting of Stockholders in 2002 must submit it to us no later than November 28, 2001. If a stockholder wishes to present a proposal before the Annual Meeting of Stockholders in 2002, but does not wish to have the proposal considered for inclusion in our proxy statement, such stockholder must also give written notice to the Clerk at our principal executive offices no later than March 4, 2002 and no earlier than February 2, 2002; provided, however, that if the Annual Meeting of Stockholders in 2002 is more than 30 days before or more than 60 days after the first anniversary of the Annual Meeting of Stockholders in 2001, the notice must be received no earlier than the close of business on the 90th day prior to the meeting and no later than the close of business on the later of (i) the 60th day prior to the meeting and (ii) the 10th day following public announcement of the meeting.

                                 OTHER BUSINESS

   The Board knows of no business that will come before the Meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                  FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

   A copy of our Annual Report to Stockholders accompanies this proxy statement. We filed our Form 10-K for the fiscal year ended December 30, 2000 with the SEC on March 16, 2001.

                                   Appendix A

                     FORM OF REVERSE STOCK SPLIT AMENDMENT

   That, the Corporation's Restated Articles of Organization, as amended, be further amended by inserting the following in Article III:

      "Upon the filing of these Articles of Amendment with the Massachusetts Secretary of the Commonwealth (the "Effective Date"), each [insert appropriate split number, as determined in accordance with the proposal, which shall be not more than six (6) and not less than four (4), in increments of 0.1] shares of Common Stock of the Corporation, no par value per share, issued and outstanding or held in the treasury of the Corporation shall be reclassified and combined into one (1) share of Common Stock. There shall be no fractional shares issued. Stockholders who otherwise would be entitled to receive fractional shares shall be entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the high and low sales prices of the Common Stock on the Effective Date. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein."

                                   Appendix B

                          RENAISSANCE WORLDWIDE, INC.

                            AUDIT COMMITTEE CHARTER

   The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Renaissance Worldwide, Inc. (the "Company") to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

   The members of the Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. The members of the Committee shall be appointed by the Board.

   The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

   The Committee shall meet no less than twice per year. The Committee shall make regular reports to the Board.

   The Committee shall:

 1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

 2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

 3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

 4. Review with management the Company's quarterly financial statements prior to the release of quarterly earnings.

 5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

 6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditing executive, if any, or management.

 7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Committee and the Board.

 8.  Approve the fees to be paid to the independent auditor.

 9. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

 10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Committee, recommend that the Board replace the independent auditor.

 11. Review the need for, and appropriateness of, having an internal auditing executive and take all appropriate action in connection therewith.

 12. Review the significant reports to management prepared by the internal auditing executive, if any, and management's responses.

 13. Meet with the independent auditor prior to the audit to review the planning and scope of the audit.

 14. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

 15. Obtain reports from management and the Company's internal auditing executive, if any, that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's policies on conduct and ethics as set forth in the Company's Employee Handbook (the "Code of Conduct").

 16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

 17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

   (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

   (b) Any changes required in the planned scope of the audit.

   (c) The internal audit executive responsibilities and budget, if any.

 18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

 19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

 20. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

 21. Meet at least annually with the Company's Chief Financial Officer, the internal auditing executive, if any, and the independent auditor in separate executive sessions.

   While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Such responsibilities belong to management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

Vote by Telephone                         Vote by Internet
- -----------------                         ----------------

It's fast, convenient and immediate!      It's fast, convenient, and your
Call Toll-Free on a Touch-Tone Phone      vote is immediately confirmed and
1-877-PRX-VOTE (1-877-779-8683)           posted.

- ------------------------------------      --------------------------------------
Follow these four easy steps:             Follow these four easy steps:

1. Read the accompanying Proxy            1. Read the accompanying Proxy
   Statement and Proxy Card.                 Statement and Proxy Card.

2. Call the toll-free number              2. Go to the Website
   1-877-PRX-VOTE (1-877-779-8683).          http://www.eproxyvote.com/rww

3. Enter your 14-digit Voter Control      3. Enter your 14-digit Voter Control
   Number located on your Proxy Card         Number located on your Proxy Card
   above your name.                          above your name.

4. Follow the recorded instructions.      4. Follow the recorded instructions.
- -------------------------------------     --------------------------------------

Your vote is important!                   Your vote is important!
Call 1-877-PRX-VOTE anytime!              Go to http://www.eproxyvote.com/rww
                                          anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet



         [1529 - RENAISSANCE WORLDWIDE, INC] [FILE NAME: ZRW14A.ELX]
                  [VERSION - (2)] [03/19/01] [ORIG. 03/15/01]
                                  DETACH HERE

[X] Please mark votes as in this example

1. Election of Class III Director      2. Proposal to adopt the 2001
                                          Directors Stock Plan as more
   Nominees:        FOR  WITHHELD         fully described in the Proxy
   G. Drew Conway   [_]    [_]            Statement.
                                                        FOR   AGAINST   ABSTAIN
                                                        [_]     [_]       [_]

                                       3. Proposal to approve a reverse
                                          stock split as more fully described
                                          in the Proxy Statement.

                                                        FOR   AGAINST   ABSTAIN
                                                        [_]     [_]       [_]

                                       4. To transact any other business that
                                          may properly come before the
                                          meeting or any adjournment(s) thereof.

                                          MARK HERE FOR ADDRESS CHANGE
                                          AND NOTE AT LEFT                [_]

                                          Note: Please sign exactly as name
                                          appears on this card and date. Where
                                          shares are held jointly, both holders
                                          should sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such. If corporation, please sign in
                                          full corporate name and indicate the
                                          signer's office. If a partnership,
                                          sign in partnership name.

Signature:_____________________      Date:__________

Signature:_____________________      Date:__________

          [1529 - RENAISSANCE WORLDWIDE, INC] [FILE NAME:ZRW14B.ELX]
                  [VERSION - (1)] [03/15/01] [ORIG. 03/15/01]
                                  DETACH HERE


                                     PROXY

                          RENAISSANCE WORLDWIDE, INC.

  Proxy Solicited on Behalf of the Board of Directors of the Company for its
                     Annual Meeting to be held May 3, 2001

   The undersigned appoints G. Drew Conway and David C. Sweetser, and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote all shares of Common Stock of Renaissance Worldwide, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held at the Company's headquarters, 52 Second Avenue, Waltham, Massachusetts 02451 at 10:00 a.m. (Eastern Time), on Thursday, May 3, 2001, and at any adjournments thereof for the purposes set forth on the reverse side. The undersigned instructs and authorizes such proxies or their substitutes to act on the following matters as specified by the undersigned, and authorizes such proxies to vote on such other matters that may properly come before the meeting in the discretion of the proxy so acting. All previously dated proxies given by the undersigned in respect to said meeting are hereby revoked.

- ----------------                                               ----------------
SEE REVERSE SIDE           CONTINUED AND TO BE SIGNED          SEE REVERSE SIDE
- ----------------                ON REVERSE SIDE                ----------------